Exhibit 3.28

030304000537

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STATE OF NEWYORK

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION OF

S&P COMSTOCK, INC.

Dated as of March 3, 2003

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is S&P ComStock, Inc. The name under which the corporation was formed is Commodity Quotations, Inc.

SECOND. The date of filing of the certificate of incorporation with the Department of State is December 14, 1960.

THIRD: The amendments of the certificate of incorporation of the corporation effected by this certificate of amendment are as follows:

(a)	Article First of the certificate of incorporation of the corporation relating to its name is hereby amended to read in its entirety as follows:

“FIRST: The name of the corporation is ComStock, Inc.”

(b)	Article Fourth of the certificate of incorporation of the corporation relating to the address to which process against the corporation may be served is hereby amended to read in its entirety as follows:

“FOURTH: The office of the corporation is located in the County of Westchester The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T Corporation System, 111 8th Avenue, New York, New York, 10011.”

(c)	Article Ninth of the certificate of incorporation of the corporation is hereby amended to designate a registered agent in the State of New York and to read in its entirety as follows:

“NINTH: The corporation hereby designate C T Corporation System, 111 8th Avenue, New York, New York, 10011 as its registered agent. Said registered agent is to be the agent of the corporation upon whom or upon which process against the corporation may be served.”

FOURTH: The certificate of amendment was authorized by:

☐	The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☒	The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, the 3rd day of March, 2003.

Steven G. Crane
Treasurer

030304000537

CSC 45

CERTIFICATE OF AMENDMENT

OF

S&P COMSTOCK, INC.

Under Section 805 of the Business Corporation Law

FILED

2003 MAR-4 AM 11:33

ICC
STATE OF NEW YORK
DEPARTMENT OF STATE

FILED MAR 04 2003
TAX $	0
BY:
NEW YORK

RECEIVED

MAR 4 11 08 AM ’03

FILED BY:
SULLIVAN & WORCESTER LLP
23rd Floor, 23rd
One Post Office Square
Boston, MA 02109
Cust. Ref#949594HXM

RECEIVED

2003 MAR-3 PM 3:22

551

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